EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-200001 on Form S-3 of our reports dated March 2, 2015, relating to the consolidated financial statements and financial statement schedule of Century Aluminum Company and subsidiaries and the effectiveness of Century Aluminum Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
February 16, 2016